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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 Amendment No. 1


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): FEBRUARY 16, 2001


                              HYBRID NETWORKS, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)



       0-23289                                         77-02520931
(Commission File Number)                 (I.R.S. Employer Identification Number)



                  6409 GUADALUPE MINES ROAD, SAN JOSE, CA  95120
               (Address of principal executive offices) (Zip Code)


                                 (408) 323-6250
              (Registrant's Telephone Number, Including Area Code)



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ITEM 5. OTHER EVENTS.


On February 19, 2001, Hybrid Networks, Inc. issued the following Press Release.

     SAN JOSE, Calif., Feb. 19, 2001 -- Hybrid Networks Inc. (Nasdaq: HYBR), the worldwide leader in high-capacity MMDS fixed broadband wireless Internet access systems, today announced it has entered into an agreement with a fund of The Palladin Group LP that will provide the company with up to $15 million in cash to fund future operations.

     Under the agreement, Hybrid Networks has received an initial investment of $7.5 million from The Halifax Fund LP, which is managed by the Palladin Group, by selling convertible debentures aggregating $7.5 million in principal amount that will be convertible into Hybrid common stock. The financing agreement also contains a five-year warrant for the purchase of 833,333 shares of Hybrid common stock at a price of $9 per share. Hybrid can, after certain conditions have been satisfied, compel the exercise of this warrant at an exercise price equal to the lower of $9 or 94 percent of the then current market price, which could enable Hybrid Networks to receive up to an additional $7.5 million of equity financing later this year.

     "The financing agreement enables us to continue to develop our products and aggressively expand our sales efforts into the rapidly growing international markets," said Michael D. Greenbaum, president and CEO of Hybrid Networks. "In 2001, our fixed broadband wireless system will continue to evolve, and we will take advantage of the best technology components as they become available."

     "Research shows that demand for wireless broadband is extremely high," said Richard Biebel, a portfolio manager of The Halifax Fund. "We believe Hybrid Networks provides the only scalable, readily available solution able to meet the needs of this high-growth market. We're also excited about Hybrid's adaptive modulation technology that will further enhance its dominant position in the industry."

     The Halifax Fund, is a leading private equity fund that focuses on direct investments in high-growth companies. The fund seeks to provide funding to public companies that provide products or services with demonstrated consumer or commercial demand.


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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated: February 22, 2001               Hybrid Networks, Inc.



                                       By: /s/ MICHAEL D. GREENBAUM
                                           -------------------------------------
                                           Michael D. Greenbaum
                                           President and Chief Executive Officer




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